EXHIBIT 99.1

[LOGO] First Federal Bankshares, Inc.

PRESS RELEASE
August 1, 2006
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market - “FFSX”) reported net earnings of $743,000, or basic and diluted earnings per share of $0.23 and $0.22, respectively, for the final quarter of fiscal 2006, compared to net earnings of $172,000, or basic and diluted earnings per share of $0.05, for the final quarter of fiscal 2005. Net earnings for fiscal 2006 totaled $3.3 million, or basic and diluted earnings per share of $0.99 and $0.98, respectively. This compares to $4.2 million, or basic and diluted earnings per share of $1.19 and $1.16, respectively, for fiscal 2005. During fiscal 2005 a gain of $1.4 million, net of tax effect, or basic and diluted earnings per share of $0.38, from the sale of two bank branch offices favorably impacted the Company’s net earnings. Excluding the branch office sale in the prior-year period, net earnings for fiscal 2005 would have been $2.8 million, or basic and diluted earnings per share of $0.81 and $0.78, respectively.

Discussion of Operating Results for the Three Months Ended June 30, 2006

Net interest income totaled $4.3 million for both the three-month periods ended June 30, 2006 and 2005. During the final quarter of fiscal 2006, the cost of interest-bearing liabilities continued to increase more rapidly than yields on interest-earning assets resulting in a decrease of 13 basis points in the interest rate spread to 2.88% for the three months ended June 30, 2006 from 3.01% for the three months ended June 30, 2005. The cost of interest-bearing liabilities increased by 74 basis points to 3.49% for the three months ended June 30, 2006 from 2.75% for the three months ended June 30, 2005 while the yield on interest-earning assets increased by 61 basis points to 6.37% for the three months ended June 30, 2006 from 5.76% for the three months ended June 30, 2005. The increases in the cost of interest-bearing liabilities and the yield on interest-earning assets were due to increases in market interest rates as the Federal Reserve continued its measured pace of rate increases during fiscal 2006. Largely offsetting the decrease in the interest rate spread was an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased by $5.8 million, or 1.1%, for the three months ended June 30, 2006 as compared to the three months ended June 30, 2005. The increase in the average balance of interest-earning assets for the three months ended June 30, 2006 was primarily due to an increase of $28.7 million in the average balance of loans that was partially offset by a $13.7 million decrease in the average balance of investment securities and a $9.2 million decrease in the average balance of other short-term interest-earning assets.

329 Pierce Street ● P.O. Box 897 ● Sioux City IA 51102 ● 712-277-0200

Provision for loan loss expense decreased to $850,000 for the three months ended June 30, 2006 from $2.0 million for the three months ended June 30, 2005. During the three months ended June 30, 2006 the Company established a loss allowance of $850,000 against the loans of a construction contractor that has experienced negative operating results in recent months. Gross loans to this borrower totaled $2.1 million at June 30, 2006 and were placed on nonaccrual status during the three months ended June 30, 2006. During the three months ended June 30, 2005, provision expense of $2.0 million was primarily due to an increase in reserves against the loans of an electrical contractor that was experiencing cash flow problems.

Noninterest income totaled $1.8 million for both of the three-month periods ended June 30, 2006 and 2005. A decrease in income from services charges on deposit accounts due to a decrease in the number of transaction accounts was largely offset by an increase in revenues from the sale of non-FDIC insured investment products.

Noninterest expense increased by $174,000, or 4.3%, to $4.3 million for the three months ended June 30, 2006 from $4.1 million for the three months ended June 30, 2005. Compensation and benefits expense increased by $208,000, or 9.2%, to $2.5 million for the three months ended June 30, 2006 from $2.3 million for the three months ended June 30, 2005. Expense was lower for the prior-year period due to adjustments to the liability for paid time off and bonus at June 30, 2005. Advertising expense decreased by $30,000, or 21.0%, to $111,000 for the three months ended June 30, 2006 from $141,000 for the three months ended June 30, 2005 due to the timing of certain advertising campaigns.

Income before income taxes increased by $949,000, to $972,000 for the three months ended June 30, 2006 from $23,000 for the three months ended June 30, 2005. Income tax expense totaled $229,000, or an effective tax rate of 23.6% for the three months ended June 30, 2006. An income tax benefit of $149,000 was recorded for the three months ended June 30, 2005.

Discussion of Operating Results for the Twelve Months Ended June 30, 2006

Net interest income decreased by $152,000, or 0.9%, to $17.2 million for fiscal 2006 from $17.4 million for fiscal 2005. The decrease in net interest income was primarily due to a decrease in the interest rate spread to 2.89% for fiscal 2006 from 3.06% for fiscal 2005 as the cost of interest-bearing liabilities increased more rapidly than the yield on interest-earning assets. The cost of interest-bearing deposits increased by 86 basis points to 2.86% for fiscal 2006 from 2.00% for fiscal 2005 while the yield on interest-earning assets increased by 53 basis points to 6.11% for fiscal 2006 from 5.58% for fiscal 2005. The increases in the cost of interest-bearing liabilities and the yield on interest-earning assets were due to increases in market interest rates as the Federal Reserve continued its measured pace of rate increases during fiscal 2006. In addition, during fiscal 2006 there was a change in the mix of interest-earning assets. An increase of $25.2 million in the average balance of loans was largely funded by a $21.0 million decrease in the average balance of investment securities. This change in the mix of interest-earning assets contributed to the increase in the yield on interest-earning assets since loans generally carry higher yields than investment securities. The mix of interest-bearing liabilities also changed. The average balance of interest-bearing deposits increased by $7.5 million and was offset by a decrease of $7.7 million in the average balance of borrowings. The increase in interest-bearing deposits resulted from more aggressive and consistent pricing of retail deposit offerings during fiscal 2006.

Provision for loan loss expense decreased by $1.1 million, or 35.7%, to $1.9 million in fiscal 2006 from $3.0 million for fiscal 2005 primarily due to the decrease in provision expense to $850,000 for the quarter ended June 30, 2006 from $2.0 million for the quarter ended June 30, 2005 as discussed above. Non-performing loans increased to $6.5 million or 1.41% of total loans, at June 30, 2006 from $1.6 million, or 0.37% of total loans at June 30, 2005 primarily due to loans to three

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construction-related contractors with balances totaling $4.9 million at June 30, 2006 that were placed on nonaccrual status during fiscal 2006. Noninterest income decreased by $2.8 million, or 29.6%, to $6.5 million for fiscal 2006 from $9.3 million for fiscal 2005. The decrease in noninterest income was primarily due to a prior-year pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices that was completed in September 2004. Service charges on deposit accounts decreased by $469,000, or 13.1%, for fiscal 2006 as compared to fiscal 2005 due to a decrease in transaction accounts.

Noninterest expense decreased by $340,000, or 1.9%, to $17.3 million for fiscal 2006 from $17.6 million for fiscal 2005. Compensation and benefits expense decreased by $108,000, or 1.1%, for fiscal 2006 as compared to fiscal 2005 partially due to a decrease in the number of full-time-equivalent employees. In addition, other noninterest expense for the prior fiscal year was higher due to a loss on real estate owned totaling $94,000 and a charge of $68,000 for a credit life insurance settlement.

Income tax expense totaled $1.2 million, or an effective tax rate of 26.4%, and $1.8 million, or an effective tax rate of 30.1%, for fiscal 2006 and 2005, respectively. The effective tax rate decreased for the current-year period primarily because tax-exempt income comprised a larger percentage of pre-tax income for fiscal 2006 than for fiscal 2005.

Dividend

On July 20, 2006, the Company’s Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on August 31, 2006 to stockholders of record on August 17, 2006.

Other Information

In July 2006 the Company purchased land in the vicinity of the Jordan Creek Mall, a fast-growing residential and commercial area west of Des Moines, Iowa, which management expects will afford additional opportunities for retail, mortgage and business banking development. The Company expects to begin construction immediately and to open a new banking office on this site in Spring 2007.

Total assets increased by $25.7 million, or 4.4%, to $612.5 million at June 30, 2006 from $586.8 million at June 30, 2005. Book value per share increased to $20.21 at June 30, 2006 from $19.81 at June 30, 2005. Stockholders’ equity to total assets was 11.15% and 11.98%, respectively, at June 30, 2006 and 2005. The Company had 3,380,109 shares outstanding at June 30, 2006.

The Company’s common stock is traded on the NASDAQ Global Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	June 30,
	2006	2005
ASSETS	(Dollars in thousands)
Cash and cash equivalents	$39,905	$31,336
Securities available-for-sale	47,320	49,559
Securities held-to-maturity	13,077	18,197
Loans receivable, net	457,029	433,447
Office property and equipment, net	12,545	13,109
Federal Home Loan Bank stock, at cost	5,162	5,762
Accrued interest receivable	2,628	2,293
Goodwill	18,417	18,417
Other assets	16,452	14,693
Total assets	$612,535	$586,813

LIABILITIES
Deposits	$446,056	$407,563
Advances from FHLB and other borrowings	92,753	104,564
Advance payments by borrowers for taxes and insurance	977	953
Accrued interest payable	2,038	1,312
Accrued expenses and other liabilities	2,387	2,126
Total liabilities	544,211	516,518

STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	50
Additional paid-in capital	38,293	37,761
Retained earnings, substantially restricted	57,014	55,029
Treasury stock, at cost - 1,632,266 and 1,428,826 shares, respectively	(25,921)	(21,748)
Accumulated other comprehensive income (loss)	(326)	159
Unearned ESOP	(786)	(914)
Unearned RRP	-	(42)
Total stockholders' equity	68,324	70,295
Total liabilities and stockholders' equity	$612,535	$586,813

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	Three months ended		Twelve months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Total interest income	$8,486	$7,575	$32,294	$29,190
Total interest expense	4,139	3,238	15,096	11,839
Net interest income	4,347	4,337	17,198	17,351
Less: provision for loan losses	850	1,990	1,920	2,985
Net interest income after provision	3,497	2,347	15,278	14,366
Noninterest income	1,759	1,786	6,544	9,298
Noninterest expense	4,284	4,110	17,295	17,635
Income before income taxes	972	23	4,527	6,028
Taxes on income	229	(149)	1,195	1,815
Net income	$743	$172	$3,332	$4,213

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS (unaudited)

	At or for the three months		At or for the twelve months
	June 30,		June 30,
Financial condition data:	2006	2005	2006	2005
	(Dollars in thousands, except per share amounts)
Average interest-earning assets	$538,293	$532,484	$532,135	$527,732
Average interest-bearing liabilities	$476,220	$471,804	$469,403	$469,666
Average interest-earning assets to
average interest-bearing liabilities	113.03%	112.86%	113.36%	112.36%
Non-performing loans	$6,543	$1,635	$6,543	$1,635
Non-performing loans to total loans	1.41%	0.37%	1.41%	0.37%
Non-performing assets	$6,616	$1,777	$6,616	$1,777
Non-performing assets to total assets	1.08%	0.30%	1.08%	0.30%
Allowance for loan losses	$5,466	$6,717	$5,466	$6,717
Allowance for loan losses to total loans	1.18%	1.52%	1.18%	1.52%
Shareholders' equity to assets	11.15%	11.98%	11.15%	11.98%

Selected operating data: (1)
Return on average assets	0.50%	0.11%	0.57%	0.72%
Return on average equity (2)	4.31%	0.89%	4.75%	5.87%
Net interest rate spread	2.88%	3.01%	2.89%	3.06%
Net yield on average interest-earning
assets (3)	3.27%	3.31%	3.28%	3.34%
Efficiency ratio (4)	70.04%	67.14%	73.46%	71.64%

(1) Annualized except for efficiency ratio.
(2) Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.
(3) Net interest income, tax-effected, divided by average interest-earning assets.
(4) Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.23	$0.05	$0.99	$1.19
Diluted	$0.22	$0.05	$0.98	$1.16
Book value per share	$20.21	$19.81	$20.21	$19.81
Market price per share:
High for the period	$22.75	$22.97	$22.90	$24.00
Low for the period	$21.00	$19.60	$17.30	$19.60
Close at end of period	$21.70	$20.51	$21.70	$20.51
Cash dividends declared per share	$0.10	$0.10	$0.40	$0.40
Weighted-average common shares outstanding:
Basic	3,295,004	3,505,347	3,366,086	3,552,072
Diluted	3,338,981	3,589,758	3,417,367	3,625,408